Exhibit 10.2

SPONSORED RESEARCH AGREEMENT NO. UTA12-000950

This Sponsored Research Agreement (“Agreement”) is made between The University of Texas at Austin, Austin, Texas (“University”), an institution of higher education created by the Constitution and law of the State of Texas under The University of Texas System (“System”) and Synthetic Biologics, Inc. a Nevada corporation with its principal place of business at 617 Detroit Street, Suite 100, Ann Arbor, MI 48104 (“Sponsor”).

RECITALS

A.           Sponsor desires that University perform certain research work hereinafter described and is willing to advance funds to sponsor such research;

B.           Sponsor desires to obtain certain rights to patents and technology developed during the course of such research with a view to profitable commercialization of such patents and technology for the Sponsor’s benefit; and

C.           University is willing to perform such research and to grant rights to such patents and technology;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the University and Sponsor agree as follows:

1. EFFECTIVE DATE

This Agreement shall be effective as of December 1, 2012 (the “Effective Date”).

2. RESEARCH PROGRAM

2.1           University will use reasonable efforts to conduct the Research Program and Proposed Allocation of Research Responsibilities described in Attachment A (“Research Program”), and will furnish the facilities necessary to carry out said Research Program. The University’s proposed responsibilities under the Research Program will be under the direction of Dr. Jennifer Maynard (“Principal Investigator”), or (his or her) successor as mutually agreed to by the parties and will be conducted by the Principal Investigator at the University.

2.2           The Research Program shall be performed during the period from the Effective Date through and including December 31, 2015 (the “Termination Date”). Sponsor shall have the option of extending the Research Program under mutually agreeable support terms.

2.3           Sponsor understands that University’s primary mission is education and advancement of knowledge, and consequently the Research Program will be designed to carry out that mission. As of the execution of this agreement, the research program objectives and the proposed allocation of research responsibilities are outlined in Attachment A.  It is understood that the program directions may change from time to time, and that the outlines in Attachment A serve only as guidelines that may be changed by mutual agreement of the Parties. University does not guarantee specific results, and the Research Program will be conducted only on a reasonable efforts basis.

2.4           University will keep accurate scientific records relating to the Research Program and will make such records available to Sponsor or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

2.5           Sponsor understands that University may be involved in similar research on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately from the Research Program hereinafter defined, and Sponsor shall not gain any rights via this Agreement to such other research.

2.6           University does not guarantee that any patent rights will result from the Research Program, that the scope of any patent rights obtained will cover Sponsor’s commercial interests, or that any such patent rights will be free of dominance by other patents, including those based upon inventions made by other inventors in The University of Texas System independent of the Research Program.

3. FIXED PRICE

3.1           For the performance by University of its obligations under this Agreement, Sponsor will pay the University the fixed fees set forth below during the term of the Agreement to conduct the Research Program. Sponsor authorizes a total fixed price of $303,287 for Year 1. Beginning with Year 2, each year of the Research Program, with the values stipulated below, shall be subsequently authorized by Sponsor, in its sole discretion, via a separate written amendment to this Agreement. Notwithstanding anything to the contrary herein, University’s efforts shall only be provided within the level of payments made under this Agreement and University shall have no obligation to continue performance of the Research Program beyond the payments actually received. Payments shall be made as follows, subject to the terms of Section 10.5 of this Agreement:

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a)          Year 1: $303,287 in equal quarterly installments, the first installment within 30 days following Sponsor’s execution of the Agreement and each subsequent quarterly installment on or prior to April 1, 2013, July 1, 2013, October 1, 2013;

b)          Year 2: $316,438 in equal quarterly installments , the first installment on January 2, , 2014 and each subsequent quarterly installment on or prior to April 1, 2014, July 1, 2014 and October 1, 2014;

c)        Year 3: $328,758 in equal quarterly installments , the first installment on January 2, 2015 and each subsequent quarterly installment on or prior April 1, 2015, July 1, 2015 and October 1, 2015.

Payments should be made within 30 days of the receipt of an invoice and payable to The University of Texas at Austin, make reference to the Principal Investigator, Agreement number and title of the Research Program funded under this Agreement, and submitted to the address in Article 3.4.

3.2           University shall maintain all Research Program funds in a separate account and shall expend such funds for wages, supplies, equipment, travel, and other operational expenses in connection with the Research Program.

3.3           University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

3.4

Checks shall be made payable to University and sent to:	Invoices shall be sent to Sponsor at:
The University of Texas at Austin
Office of Accounting – SPAA	Synthetic Biologics, Inc.
P.O. Box 7159	617 Detroit Street, Suite 100
Austin, Texas 78713-7159	Ann Arbor, Michigna 48104nd
(512) 471-6231	Attn: C. Evan Ballantyne, CFO
Tax ID #: 746000203	Phone: 734-332-7800Fax: 734-332-7878

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4. CONSULTATION AND REPORTS

4.1           Sponsor’s designated representative (“Designated Representative”) for consultation and communications with the Principal Investigator shall be Michael Kaleko, M.D., Ph.D. or such other person as Sponsor may from time to time designate in writing to University and the Principal Investigator.

4.2           During the term of the Agreement, Sponsor’s representatives may consult informally with University’s representatives regarding the project, both personally and by telephone. Access to work carried on in University laboratories in the course of these investigations shall be entirely under the control of University personnel but shall be made available on a reasonable basis.

4.3           The Principal Investigator will make up to 2 in person oral report(s) semi-annually each year as requested by Sponsor’s Designated Representative. Semi-annually, the Principal Investigator and Sponsor’s Designated Representative shall review and suggest reasonable changes to the research plan based upon the outcome of research results and anticipated priorities for the ongoing research objectives. The Principal Investigator shall also submit a comprehensive final report within ninety (90) days of the end of each anniversary and termination of the Agreement which shall consist of a report of all activities undertaken and accomplishments achieved through the Research Program, in a 4-page format that contains a summary and discussion of each objective, progress, challenges and plans.

5. PUBLICITY

Neither party shall make reference to the other in a press release or any other written statement in connection with work performed under this Agreement, if it is intended for use in the public media without the other party’s prior consent, except as required by the Texas Public Information Act or other law or regulation including S.E.C. regulations, NYSE MKT rules and regulations or as otherwise mutually agreed to in advance in writing by University and Sponsor. University, however, shall have the right to acknowledge Sponsor’s support of the investigations under this Agreement in scientific or academic publications and other scientific or academic communications, without Sponsor’s prior approval. In any statements, the scope and nature of participation shall be described accurately and appropriately.

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6. PUBLICATION AND ACADEMIC RIGHTS

6.1           University and the Principal Investigator have the right to publicly present, publish or otherwise publicly disclose information gained in the course of this Agreement, except for Sponsor’s confidential information (“Confidential Information”) as may be furnished to University pursuant to Article 12 of this Agreement. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, University will submit any prepublication materials, whether written or oral, to Sponsor for review and comment thirty (30) days in advance of its planned submission for publication. If the University or Principal Investigator wishes to make an oral presentation, it will provide the Sponsor with a summary of such presentation at least thirty (30) calendar days before such oral presentation. Sponsor shall notify University within ten (10) days of receipt of such materials whether it, in good faith, determines that patentable subject matter or Confidential Information may be disclosed. If it is determined by the Sponsor that patent applications should be filed in advance of the proposed publication, the publishing party shall delay its publication or presentation for a period not to exceed sixty (60) calendar days from the Sponsor’s receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. The University shall proceed to file such patent applications in a timely manner that shall be prior to the expiration of the sixty (60) day period. In the event that the delay needed to complete the filing of any necessary patent application will exceed the sixty (60) day period, the Sponsor will discuss the need for obtaining an extension of the publication delay beyond the sixty (60) day period. If it is determined in good faith by a party that Confidential Information or proprietary information of such party is being disclosed, the parties shall consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure. University shall have final authority to determine the scope and content of any publications, subject to the preceding review process.

6.2           It is understood that the University investigators may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Sponsor’s Confidential Information, as may be furnished to University pursuant to Article 12 of this Agreement. In the event any joint inventions result, University shall grant to Sponsor the rights outlined in Article 7 to this Agreement, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, University shall, in good faith, exercise reasonable efforts to enable Sponsor to obtain rights to the joint invention.

7. PATENTS, COPYRIGHTS AND TECHNOLOGY RIGHTS

7.1           New Inventions under Agreement Within the Field of Patent & Technology License Agreement. All inventions conceived and reduced to practice in the performance of the Research Program in the Field as defined by Section 20.1(b) of the PLA (as hereinafter defined) shall be subject to that certain Patent & Technology License Agreement No. PM1300101 (“PLA”), between the Board of Regents of The University of Texas System and Sponsor.

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7.2    New Inventions under Agreement Outside the Field of Patent & Technology License Agreement. Title to all inventions conceived and reduced to practice solely by University in the performance of the research performed hereunder shall reside in University, title to all inventions conceived and reduced to practice solely by Sponsor shall reside in Sponsor, and title to all inventions conceived and reduced to practice jointly by Sponsor and University shall reside jointly in Sponsor and University. University agrees to grant to Sponsor an option to negotiate, a royalty-bearing license, to make, use, or sell under any invention made and conceived during the term of this Agreement directly resulting from the performance of research hereunder that is outside the Field as defined by Section 20.1(b) of the PLA to the extent that University is legally able to do so. University reserves for itself a royalty-free, irrevocable license to make and use such University inventions for its own research and educational purposes. If such invention is made resulting from the research, the Principal Investigator shall submit an invention disclosure (http://www.otc.utexas.edu/InventorForms.jsp) to University's Office of Technology Commercialization ("OTC"). The OTC will then forward the invention disclosure to Sponsor. Sponsor shall then have thirty (30) days from receipt of such disclosure of any invention to notify University of its desire to enter into such a license agreement, and a license agreement shall be negotiated in good faith within a period not to exceed sixty (60) days from Sponsor's notification to University of its desire to enter into a license agreement, or such period of time as the parties shall mutually agree. In the event that Sponsor and University fail to enter into an agreement during that period of time, then the rights to such inventions shall be disposed of in accordance with University policies, with no obligation to Sponsor. Sponsor agrees to pay a reasonable royalty for the use of the invention to be negotiated in good faith. Until any such invention has been presented as set forth above, University shall not offer rights to that invention to any third party.

In the event Sponsor elects to exercise its option as to any invention, in accordance with the procedures detailed above, it shall be obligated to pay all patent expenses for such invention. This shall include, but not be limited to, the cost of any prior activities investigating patentability of said invention before exercise of the option, such as search and opinion for patentability, that may have been performed by University pursuant to its arrival at a judgment of commercially exploitable status. It is contemplated that, in the majority of instances, Sponsor will be asked to determine whether it will exercise its option prior to the filing of the first patent application.

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8. LIABILITY

8.1           Sponsor agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Sponsor’s obligation to indemnify and hold harmless:

(a)	the negligent failure of University to substantially comply with any applicable FDA or other governmental requirements; or

(b)	the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

8.2           Both parties agree that upon receipt of a notice of claim or action arising out of the activities to be carried out pursuant to the project described in Attachment A, the party receiving such notice will notify the other party promptly. Sponsor agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of the Texas Attorney General, University agrees to cooperate with Sponsor in the defense of such claim or action.

9. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

10. TERM AND TERMINATION

10.1         This Agreement shall commence on the Effective Date and extend until the end of the Research Program as described hereinabove, unless sooner terminated in accordance with the provisions of this Article 10.

10.2         This Agreement may be terminated by the written agreement of both parties.

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10.3         In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement may be terminated at the option of the party not in default upon expiration of the sixty (60) day period.

10.4         This Agreement shall terminate automatically and immediately if Sponsor becomes bankrupt or insolvent and/or enters receivership or trusteeship, whether by voluntary act of Sponsor or otherwise.

10.5         The Sponsor shall have the right, in its sole discretion, to terminate this Agreement, effective any time from and after the one year anniversary date of the execution of this Agreement, upon no less than ninety days prior written notice which notice may be given at any time commencing ninety days prior to such one year anniversary.

10.5         Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. Upon termination by Sponsor at any time prior to December 31, 2014, other than a termination by Sponsor under Section 10.3 due to a breach by the University , the total amount to be paid by Sponsor to University under this Agreement including amounts payable under Section 3.1 of this Agreement shall be limited to the payment by Sponsor of all reasonable expenses incurred by University prior to such termination date and all non-cancellable expenses committed to be expended by University prior to the effective termination date, including salaries for appointees for the lesser of (a) the remainder of their appointment in the case of salaries or (b) December 31, 2014 ; provided, however that in no event shall Sponsor be responsible in any year for the payment of any amount in excess of the amounts set forth in clauses (a) and (b) in Section 3.1 . University shall use its best effort to mitigate any expenses to be incurred by Sponsor upon a termination. Upon termination by Sponsor effective at any time after December 31, 2014 or termination by Sponsor under Section 10.3 due to a breach by the University, the total amount to be paid by Sponsor to University under this Agreement including amounts payable under Section 3.1 of this Agreement shall be limited to the payment by Sponsor of all reasonable expenses incurred by University prior to the effective date of such termination for services performed by the University prior to the effective date provided that such amount does not exceed the amount set forth in clause (c) of Section 3.1 and Sponsor shall have no obligation for payment of any expenses incurred by University after the effective date of such termination or incurred by University or committed by University to be expended prior to the effective date of such termination for services to be performed after the effective date of such termination.

10.6         Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

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11. ATTACHMENT A

Attachment A is incorporated and made a part of this Agreement for all purposes.

12. CONFIDENTIALITY

12.1 The Parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose Confidential Information to each other. Each party will use reasonable efforts to prevent the disclosure of any of the other party’s Confidential Information to third parties for a period of five (5) years from the Effective Date of this Agreement, provided that the recipient party’s obligation hereunder shall not apply to Information that:

(1) is not disclosed in writing and marked with an appropriate confidentiality legend or, if disclosed orally or visually, is not identified as confidential at the time of oral or visual disclosure and subsequently reduced to writing and labeled with an appropriate confidentiality legend, with a copy provided to the recipient party, within thirty (30) days of disclosure;

(2) is already in the recipient party’s possession at the time of disclosure thereof;

(3) is or later becomes part of the public domain through no fault of the recipient party;

(4) is received from a third party having no obligations of confidentiality to the disclosing party;

(5) is independently developed by the recipient party; or

(6) is required by law or regulation to be disclosed.

12.2         In the event that information is required to be disclosed pursuant to subsection (6), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

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13. GENERAL

13.1         This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Sponsor may assign this Agreement to any purchaser or transferee of all or substantially all of Sponsor’s assets or stock upon prior written notice to University; provided, however, that such assignee shall have expressly assumed all of the obligations and liabilities of Sponsor under this Agreement, and provided, further that, University may assign its right to receive payments hereunder.

13.2         This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties. Terms and conditions which may be set forth (front, reverse, attached or incorporated) in any purchase order issued by Sponsor in connection with this Agreement shall not apply, except for informational billing purposes; i.e., reference to purchase order number, address for submission of invoices, or other invoicing items of a similar informational nature.

13.3         Any notice required by this Agreement by Articles 7, 8 or 10 shall be given prepaid, first class, certified mail, return receipt requested, addressed in the case of University to:

The University of Texas System, O.G.C.

201 West 7th Street

Austin, Texas 78701

Attention: Intellectual Property Section

Phone: (512) 499-4462

FAX: (512) 499-4523

Vice President for Research

The University of Texas at Austin

P.O. Box 7996, Mail Code G1400

Austin, Texas 78713

Attention: Technology Licensing Specialist

Phone: (512) 471-2995

FAX: (512) 475-6894

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or in the case of the Sponsor to:

Synthetic Biologics, Inc.

617 Detroit Street, Suite 100

Ann Arbor, MI 48104

Attn: C. Evan Ballantyne , CFO

Phone: 734-332-7800

FAX: 734-332-7878

E-Mail: eballantyne@syntheticbiologics.com

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

Notices and other communications regarding the day-to-day administration and operations of this Agreement shall be mailed (or otherwise delivered), addressed in the case of University to:

The University of Texas at Austin

Office of Industry Engagement

North Office Building-A, Suite 5.2

Post Office Box 7727, MC A9300

Austin, Texas 78713-7727

Attention: Bill Catlett, Director

Phone: (512) 471-3866

FAX: (512) 471-7839

E-mail: industry@austin.utexas.edu

with a copy to:

Dr. Jennifer Maynard

The University of Texas at Austin

Department of Chemical Engineering

1 University Station, C0400

Austin, Texas 78712

Phone: 512.471.9188

E-Mail: maynard@che.utexas.edu

or in the case of Sponsor to:

Synthetic Biologics, Inc.

155 Gibbs Street, Suite 421Rockville, Maryland 20850

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Attn: Michael Kaleko, M.D., Ph.D.

Phone: 301-658-6850

FAX: 301-658-6865

E-Mail: mkaleko@syntheticbiologics.com

13.4         This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.

13.5         Sponsor acknowledges that this Agreement and the performance thereof are subject to compliance with any and all applicable United States laws, regulations, or orders, including those that may relate to the export of technical data, and Sponsor agrees to comply with all such laws, regulations and orders, including, if applicable, all requirements of the International Traffic in Arms Regulations and/or the Export Administration Act, as may be amended. Sponsor further agrees that if the export laws are applicable, it will not disclose or re-export any technical data received under this Agreement to any countries for which the United States government requires an export license or other supporting documentation at the time of export or transfer, unless Sponsor has obtained prior written authorization from the U.S. Office of Export Control or other authority responsible for such matters.

13.6 If any provision contained in this Agreement is held invalid, unenforceable or contrary to laws then the validity of the remaining provisions of this Agreement shall remain in full force. In such instance, Parties shall use their best efforts to replace the invalid provision(s) with legally valid provisions having an economic effect as close as possible to the original intent of Parties.

IN WITNESS WHEREOF, the parties have caused this Agreement No. UTA12-000950 to be executed by their duly authorized representatives.

THE UNIVERSITY OF TEXAS AT AUSTIN		SPONSOR

By:	/s/ Bill Catlett	By:	/s/ Jeffrey Riley
	Bill Catlett		Jeffrey Riley

Title:	Director-Office of Industry Engagement	Title:	Chief Executive Officer

Date:	12.19.2012	Date:	12/19/12

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ATTACHMENT A – RESEARCH PROGRAM AND

PROPOSED ALLOCATION OF RESEARCH RESPONSIBILITIES

To be determined and separately provided by the University at a later date.

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